EXHIBIT 99.1

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Supplemental Pro Forma Combined Financial Information as of and for the

Fiscal Year Ended March 31, 2018

On October 11, 2017, DXC Technology Company (“DXC”) announced plans to separate its United States Public Sector business ( “USPS”) from DXC and to combine USPS with Vencore Holding Corp. (“Vencore”), KGS Holding Corp. (“KeyPoint”) and their respective subsidiaries. Prior to consummating these transactions, DXC is undertaking a series of internal transactions, following which Perspecta Inc. (“Perspecta” or the “Company”) will own the assets and liabilities of USPS. The separation of USPS will be completed via a distribution of all of DXC’s equity interest in Perspecta, consisting of all of the outstanding shares of Perspecta common stock, to DXC’s stockholders on a pro rata basis on May 31, 2018 to the holders of record of DXC common stock at the close of business on May 25, 2018 (the “Spin-Off”).

Following the Spin-Off, a wholly-owned subsidiary of Perspecta will merge with and into KeyPoint, with KeyPoint surviving (the “KeyPoint Merger”). Concurrently a separate wholly-owned subsidiary of Perspecta will merge with and into Vencore, with Vencore surviving (the “First Vencore Merger”). Immediately after the KeyPoint Merger and First Vencore Merger, Vencore will merge with and into Ultra Second VMS LLC, another separate wholly-owned subsidiary of Perspecta, with Ultra Second VMS LLC surviving (the “Second Vencore Merger” and together with the KeyPoint Merger and the First Vencore Merger, the “Mergers”) . As a result of the Mergers, Vencore and KeyPoint will become wholly-owned subsidiaries of Perspecta. For details of the structure of the transaction, see the section entitled “The Transactions” in Perspecta’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 30, 2018 (“Perspecta’s Registration Statement”).

The following Unaudited Supplemental Pro Forma Combined Financial Information of Perspecta Inc. (the “Pro Forma Information”) includes the Unaudited Supplemental Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 2018 (the “Pro Forma Statement of Operations”), the Unaudited Supplemental Pro Forma Combined Capitalization as of March 31, 2018, (the “Pro Forma Capitalization”), and the Unaudited Supplemental Pro Forma Combined Non-GAAP Financial Measures (the “Pro Forma Non-GAAP Measures”), in each case, after giving effect to the Spin-off and Mergers.

The Pro Forma Information presented below is for informational purposes only and is not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the Spin-Off and the Mergers been completed as of the dates set forth in the Pro Forma Information, and should not be taken as being indicative of the combined company’s future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the Pro Forma Information for a number of reasons, including differences between the assumptions used to prepare the Pro Forma Information and actual amounts.

The Pro Forma Information does not reflect the costs of integration activities or benefits that may result from realization of anticipated synergies post-close. USPS and Vencore expect to incur significant one-time financing and transaction costs, some of which will be capitalized, in connection with the Spin-Off and the Mergers, totaling approximately $122 million, of which approximately $56 million has been incurred to date. The financing fees and transaction-related costs are expected to be incurred through the closing of the Spin-Off and the Mergers which is expected to occur on or around May 31, 2018 and will primarily be funded through the incurrence of new debt. The transition and integration-related costs will be incurred primarily during the first two fiscal years following the consummation of the Spin-Off and the Mergers, and will primarily be funded through cash generated from operations. No assurances of the timing or the amount of cost synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The Pro Forma Information does not reflect any adjustments related to the agreements which USPS and DXC will enter into following the Spin-Off and Mergers, as the scope of services and other terms within these agreements are not yet finalized and are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Spin-Off and the Mergers.

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 31, 2018

(in millions)	Pro Forma Combined
Revenues	$4,203
Costs and expenses:
Costs of services	3,312
Selling, general and administrative	269
Depreciation and amortization	269
Restructuring costs	19
Separation costs	42
Interest expense	129
Debt extinguishment costs	4
Other expense, net	1

Total costs and expenses	4,045

Income before taxes	158
Income tax benefit	(43)

Net income	$201

Income per common share:
Basic	$1.21
Diluted	$1.21
Weighted average common shares outstanding for (1):
Basic	165.64
Diluted	165.64

(1)	The weighted average common shares outstanding for EPS reflects the 142,396,175 shares of the combined company to be issued to DXC shareholders, in connection with the Spin-off, and the 23,248,610 shares of the combined company to be issued to the sellers of Vencore, in accordance with the Merger Agreement. The amount of shares to be issued was determined based on a 1:2 share distribution ratio for current DXC outstanding shares and the assumption that the 142,396,175 DXC shares outstanding would represent 85.97% of the total amount of shares issued of the combined company, based on DXC’s outstanding common shares as of May 11, 2018. No dilutive effect was included for shares that may be issued in connection with awards granted by DXC prior to the Distribution, as the amount of awards to be exercised prior to the Distribution is not currently reliably estimable. The actual dilutive impact will depend on various factors and final share counts will not be known until the time of Distribution. For details of the Merger Agreement, see the section entitled “The Merger Agreement” in Perspecta’s Registration Statement on Form 10.

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED CAPITALIZATION AS OF MARCH 31, 2018

The following table sets forth our cash and capitalization as of March 31, 2018, on a pro forma basis to give effect to the Spin-Off and the Mergers, as if they occurred on March 31, 2018.

(in millions)	Pro Forma Combined
Cash	$197
Short-term obligations:
Current maturities of long-term debt	$83
Current maturities of capitalized lease obligations	162

Total short-term debt and current maturities of long-term debt	$245
Long-term obligations:
New Perspecta term loan due 2021	346
New Perspecta term loan due 2023	1,628
New Perspecta term loan due 2025	497
New revolving credit facility	50
7.45% senior notes due 2029 (1)	79
Capitalized lease liabilities	307

Total long-term debt	2,907

Less: current maturities of long-term debt	(245)

Total long-term debt, net of current maturities	$2,662

Stockholders equity:
Additional paid-in capital	$3,519
Accumulated defect	(1,084)

Total equity	$2,435

Total capitalization	$5,342

(1)	Reflects $66 million outstanding principal of the EDS Notes issued by Enterprise Services, a subsidiary of Perspecta following the Internal Reorganization, and $13 million of unamortized premiums resulting from the application of fair value accounting associated with the merger of Computer Sciences Corporation (“CSC”) with the Enterprise Services business (“HPES”) of Hewlett Packard Enterprise Company (the “DXC Merger”). For more information regarding the EDS Notes, see the section entitled “Liquidity and Capital Resource Following the Transactions” in Perspecta’s Registration Statement

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED NON-GAAP FINANCIAL MEASURES

FOR THE FISCAL YEAR ENDED MARCH 31, 2018

Our Pro Forma Non-GAAP Measures include earnings before interest, taxes and depreciation and amortizaiton (“EBITDA”), adjusted EBITDA, non-GAAP income before taxes, non-GAAP net income and non-GAAP diluted EPS. We present these Pro Forma Non-GAAP Measures to provide investors with meaningful supplemental financial information, in addition to the financial information presented on a pro forma basis. These Pro Forma Non-GAAP Measures exclude certain items from pro forma results that management believes are not indicative of core operating performance. Management believes these Pro Forma Non-GAAP Measures provide investors supplemental information about the financial performance Perspecta exclusive of the impacts of corporate wide strategic decisions. Management believes that adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a comparable basis from period to period.

There are limitations to the use of these Pro Forma Non-GAAP Measures. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between these Pro Forma Non-GAAP Measures and the respective most directly comparable financial measure calculated and presented on a pro forma basis. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

Reconciliation of Pro Forma Non-GAAP Measures

Our non-GAAP adjustments include:

•	Restructuring—reflects costs, net of reversals, related to workforce optimization and real estate charges.

•	Debt extinguishment costs—reflects costs incurred to prepay certain historical indebtedness including debt repaid by Vencore.

•	Transaction, separation, and integration-related costs—reflects costs related to separation, integration planning, financing, and advisory fees associated with the Spin-Off and the Mergers, and other mergers and acquisitions.

•	Amortization of acquired intangible assets—reflects amortization of intangible assets acquired through business combinations.

•	Pension and other post-employment benefits (“OPEB”) actuarial and settlement losses—reflects pension and OPEB actuarial and settlement gains and losses from mark-to-market accounting.

•	Share-based compensation—represents the share-based compensation expense recognized by USPS and Vencore.

•	NBIB adjustment—represents costs associated with hiring, training and certain other activities pursuant to a services contract between Vencore and the National Background Investigation Bureau (“NBIB”), in connection with accelerating the recruitment and training of investigators to support the expected increase in case work pursuant such contract. For purposes of calculating Consolidated EBITDA (as defined in the New Term Facility), an adjustment of up to $25 million for these costs, on a trailing twelve month basis, is allowed pursuant to the terms of the New Term Facility. For more information, see the section entitled “Description of Material Indebtedness—Term Loan Facilities and Revolving Credit Facility” in Perspecta’s Registration Statement.

The Separation and Distribution Agreement provides for certain cost structure protection of USPS activities identified as “corporate dedicated and corporate shared expenses” (the “USPS Corporate Expenses”), which are further described in the section entitled “The Separation and Distribution Agreement and Ancillary Agreements” in Perspecta’s Registration Statement. The accompanying non-GAAP financial measures do not reflect any adjustment for the anticipated reduction in the USPS Corporate Expenses which are expected to equal the agreed upon annualized target of $116 million as calculated for (i) the most recent three-month period for which financial information is reasonably available preceding the expected distribution date of May 31, 2018 (“Distribution Date”), and (ii) the twelve months following the Distribution Date.

Additionally, the accompanying Pro Forma Non-GAAP Measures do not reflect the costs of integration activities or benefits that may result from the realization of anticipated first-year synergies which we currently estimate at $58 million in annual cost savings within 36 months following the Mergers through the consolidation and integration of management systems, corporate overhead costs, improved facility efficiencies, lower vendor costs, and harmonization of benefits and human resource systems. We expect up to $43 million in run-rate cost synergies to be implemented within the first 12-18 months upon completion of the Mergers. We believe our one-time costs to realize these recurring annual cost savings will be approximately $36 million. For more information, see the section entitled “Summary—The Transactions—Transaction Rationale—Synergies” in Perspecta’s Registration Statement.

Further, the Pro Forma Non-GAAP Measures do not reflect any adjustment for the anticipated cost improvement resulting from the execution of labor, procurement and capital optimization programs in USPS, which USPS expects will result in $20 million of recurring, annual run-rate cost improvement in fiscal 2019. USPS believes the one-time costs to realize these recurring annual cost savings will be approximately $10 million.

A reconciliation of net income to EBITDA and Adjusted EBITDA on a pro forma basis for the twelve months ended March 31, 2018 is as follows:

(in millions)	Pro Forma Combined
Net income	$201
Income tax benefit	(43)
Interest expense, net (1)	129
Depreciation and amortization (1)	269

EBITDA	556
Restructuring	19
Debt extinguishment costs	4
Transaction, separation and integration related costs	48
Pension and OPEB actuarial and settlement losses	25
Share-based compensation	6
NBIB adjustment	25

Adjusted EBITDA (2)(3)	$683

(1)	On November 1, 2017, USPS entered into agreements to convert certain existing operating leases into capital leases. Interest expense, net and Depreciation and Amortization for the five-month period after conversion include $2 million and $6 million, respectively, related to converted leases.
(2)	Includes $130 million of USPS Corporate Expenses (as defined above) and $22 million which relates to global support functions that are expected to be largely eliminated on a prospective basis.
(3)	Includes the impact of valuation adjustments to preliminary estimates of fair value of certain USPS deferred revenue balances recorded in connection with the DXC Merger which reduced Adjusted EBITDA by $10 million during the fiscal year ended March 31, 2018. Perspecta’s New Credit Facilities (as defined in Perspecta’s Registration Statement) are expected to have provisions that exclude the future impact of this adjustment in the calculation of financial metrics and covenants.

The table below presents a reconciliation of net income to non-GAAP net income and pro forma combined diluted EPS to non-GAAP diluted EPS on a pro forma basis for the twelve months ended March 31, 2018.

(in millions)	Pro Forma Combined
Net income	$201
Income tax benefit	(43)

Income before taxes	158
Restructuring	19
Debt extinguishment costs	4
Transaction, separation and integration related costs	48
Amortization of acquired intangible assets	91
Pension and OPEB actuarial and settlement losses	25
Share-based compensation	6
NBIB adjustment	25

Non-GAAP income before taxes	376
Adjusted income tax expense (1)	129

Non-GAAP net income	$247

EPS	$1.21
Total adjustments to non-GAAP net income	0.28

Non-GAAP EPS	$1.49

Weighted average common shares for EPS	$165.64

(1)	Adjusted income tax reflects a normalized tax rate of approximately 34%.